Exhibit 99 (a)(4)

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Funds have selected PricewaterhouseCoopers LLP (“PwC”) to serve as the Funds’ independent registered public accounting firm for the Funds’ period ended November 30, 2023. The decision to select PwC was recommended by the Funds’ Audit Committee and was approved by the Funds’ Board of Trustees on September 16, 2022.

During the fiscal year ended April 30, 2023 neither the Predecessor Funds, nor anyone on their behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(iv) of said Item 304). The selection of PwC does not reflect any disagreements with or dissatisfaction by the Predecessor Funds with the performance of the Predecessor Funds’ prior independent registered public accounting firm, Cohen & Company Ltd. (“Cohen”), for the period ended April 30, 2023.

During the fiscal year ended April 30, 2023, neither the Management of the Funds, nor anyone on its behalf, consulted PwC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of the Predecessor Funds and no written report or oral advice was provided to the Funds by PwC or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

January 22, 2024

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Global X Emerging Markets ETF and Global X Emerging Markets Great Consumer ETF

File no. 811-22209

Dear Sir or Madam:

We have read Exhibit 13(a)(4) of Form N-CSR of Global X Emerging Markets ETF and Global X Emerging Markets Great Consumer ETF, dated January 22, 2024, and agree with the statements concerning our Firm contained therein.

Very truly yours,

COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board